Exhibit 99.d(2)

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

THE VICTORY PORTFOLIOS

and

VICTORY CAPITAL MANAGEMENT INC.

(formerly Key Asset Management Inc.) (the “Adviser”)

Dated March 1, 1997

Name of Fund		Fee*	Last Approved	Must Be Approved By

1.	Balanced Fund	0.60% on the first $400 million, 0.55% on the next $400 million and 0.50% on assets in excess of $800 million	November 30, 2006	December 31, 2007

2.	Convertible Fund	0.75% on the first $400 million, 0.65% on the next $400 million and 0.60% on assets in excess of $800 million	November 30, 2006	December 31, 2007

3.	Core Bond Fund	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	November 30, 2006	December 31, 2007

4.	Diversified Stock Fund	0.65% on the first $800 million, 0.60% on the next $1.6 billion and 0.55% on assets in excess of $2.4 billion	November 30, 2006	December 31, 2007

5.	Federal Money Market Fund	0.25% on the first $1.5 billion, 0.20% on the next $1.5 billion and 0.15% on assets in excess of $3 billion	November 30, 2006	December 31, 2007

6.	Financial Reserves Fund	0.50%	November 30, 2006	December 31, 2007

*              Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

Name of Fund		Fee*	Last Approved	Must Be Approved By

7.	Fund for Income	0.50% on the first $400 million, 0.45% on the next $400 million and 0.40% on assets in excess of $800 million	November 30, 2006	December 31, 2007

8.	Institutional Money Market Fund	0.20% on the first $1.5 billion, 0.17% on the next $1.5 billion and 0.15% on assets in excess of $3 billion	November 30, 2006	December 31, 2007

9.	National Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million and 0.45% on assets in excess of $800 million	November 30, 2006	December 31, 2007

10.	Ohio Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million and 0.45% on assets in excess of $800 million	November 30, 2006	December 31, 2007

11.	Ohio Municipal Money Market Fund	0.45% on the first $600 million, 0.35% on the next $600 million and 0.25% on assets in excess of $1.2 billion	November 30, 2006	December 31, 2007

12.	Prime Obligations Fund	0.35% on the first $1.5 billion, 0.30% on the next $500 million, 0.25% on the next $500 million and 0.20% on assets in excess of $2.5 billion	November 30, 2006	December 31, 2007

13.	Small Company Opportunity Fund	0.65% on the first $100 million, 0.55% on the next $100 million, and 0.45% on assets in excess of $200 million	November 30, 2006	December 31, 2007

14.	Special Value Fund	0.75% on the first $400 million, 0.65% on the next $400 million, and 0.60% on assets in excess of $800 million	November 30, 2006	December 31, 2007

Name of Fund		Fee*	Last Approved	Must Be Approved By

15.	Stock Index Fund	0.25% on the first $400 million, 0.20% on the next $400 million, and 0.15% on assets in excess of $800 million	November 30, 2006	December 31, 2007

16.	Tax-Free Money Market Fund	0.35% on the first $600 million, 0.30% on the next $600 million and 0.25% on assets in excess of $1.2 billion	November 30, 2006	December 31, 2007

17.	Value Fund	0.75% on the first $400 million, 0.65% on the next $400 million, and 0.60% on assets in excess of $800 million	November 30, 2006	December 31, 2007

Current as of November 30, 2006

THE VICTORY PORTFOLIOS

By:
Christopher K. Dyer
Secretary

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:
David C. Brown
Senior Managing Director